Exhibit 10.1
FORBEARANCE AGREEMENT
     FORBEARANCE AGREEMENT, dated as of April 5, 2007 (this “Agreement”), under the AMENDED AND RESTATED CREDIT AGREEMENT, dated as of October 16, 2006 (as in effect on the date immediately prior to the date hereof, the “Credit Agreement”; unless otherwise defined herein, capitalized terms are used herein as defined in the Credit Agreement), among BALLY TOTAL FITNESS HOLDING CORPORATION, a Delaware corporation (the “Borrower”), the lenders parties thereto (the “Lenders”), JPMORGAN CHASE BANK, N.A., as agent for the Lenders (in such capacity, the “Agent”), and MORGAN STANLEY SENIOR FUNDING, INC., as Syndication Agent.
W I T N E S S E T H:
     WHEREAS, the Borrower, the Lenders and the Agent executed and delivered the Credit Agreement, pursuant to which, among other things, the Lenders have extended credit to the Borrower in the form of Revolving Credit, Term Advances and Letters of Credit (collectively, the “Credit”);
     WHEREAS, a Default has occurred and is continuing under Section 8.15 of the Credit Agreement due to the Borrower’s failure to deliver to the Lenders when due (i) a copy of its audited financial statements for the fiscal year ended December 31, 2006 as required by Section 6.03(b) of the Credit Agreement and certificate of KPMG LLC or other independent public accountant of national reputation certifying that such accountants have not obtained knowledge of any event or act which would constitute a Default or Event of Default with respect to financial covenant and certain computations (the “Accountant’s Certificate”), and (ii) a copy of its updated financial projections through its fiscal year ending December 31, 2010 as required by Section 6.03(f) of the Credit Agreement, which Defaults will ripen into Events of Default following notice from the Agent as required by the Majority Lenders pursuant to Section 8.15 of the Credit Agreement;
     WHEREAS, the Borrower has failed to deliver to the holders of the Senior Notes and the holders of the Subordinated Notes, a copy of the Borrower’s Form 10-K for the fiscal year ended December 31, 2006, when due as required by Section 10.17 of each of the Senior Notes Indenture and the Subordinated Notes Indenture; such failure will, upon notice, constitute defaults under Section 5.1(c) of each of the Senior Notes Indenture and the Subordinated Notes Indenture and, absent cure, such defaults would constitute events of default under the Senior Notes Indenture and the Subordinated Notes Indenture (collectively, the “Notes Financial Statement Default”);
     WHEREAS, the Borrower is scheduled to make an interest payment on the Subordinated Notes to holders of the Subordinated Notes on April 16, 2007, and the failure to make such payment would constitute an event of default under Section 5.1(e) of the Senior Notes Indenture and, upon the expiration of the applicable grace period, constitute an event of default under Section 5.1(a) of the Subordinated Notes Indenture (the “Sub Notes Interest Payment Default”);
     WHEREAS, the Borrower is scheduled to deliver to the holders of the Senior Notes and the holders of the Subordinated Notes a copy of the Borrower’s Form 10-Q for the fiscal quarter ended March 31, 2007, when due as required by Section 10.17 of each of the Senior Notes Indenture and the Subordinated Notes Indenture; and failure to deliver such financial statements would, upon notice, constitute a default under Section 5.1(c) of each of the Senior Notes Indenture and the Subordinated Notes Indenture and, absent cure, such defaults would constitute events of default under the Senior Notes Indenture and the Subordinated Notes Indenture (collectively, the “Notes Quarterly Financial Statement Default”);
     WHEREAS, pursuant to Section 6.03(a) of the Credit Agreement, the Borrower is scheduled to deliver to the Lenders a copy of its unaudited consolidated statement of income and retained earnings within forty-five (45) days after the close of the first fiscal quarter of 2007, and failure to deliver such financial statements would constitute a Default, which Default would ripen into an Event of Default following notice from the Agent as required by the Majority Lenders pursuant to Section 8.15 of the Credit Agreement;
     WHEREAS, pursuant to Section 6.03(h) of the Credit Agreement, at each time financial statements of the Borrower are required to be delivered pursuant to Sections 6.03(a), 6.03(b) or 6.03(d) of the Credit Agreement, the Borrower is required to deliver copies of the combined balance sheet of the Unrestricted Subsidiaries as of the close of the applicable fiscal month and combined statements of income and retained earnings of the Unrestricted Subsidiaries for the portion of the fiscal year ending with such month; and failure to deliver such copies of the combined balance sheet of the Unrestricted Subsidiaries when due would constitute a Default, which Default would ripen into an Event of Default following notice from the Agent as required by the Majority Lenders pursuant to Section 8.15 of the Credit Agreement;
     WHEREAS, additional Defaults and/or Events of Default may occur under Section 8.07 of the Credit Agreement due to the Notes Annual Financial Statement Default, the Sub Notes Interest Payment Default, the Notes Quarterly Financial Statement Default and certain other defaults as a result of failure to deliver audited financial statements pursuant to certain other debt agreements (collectively with Defaults and possible Events of Default described in each of the second, sixth and seventh “WHEREAS” clause above, the “Known Defaults”);
     WHEREAS, absent the agreement of the Agent and the Lenders to implement a forbearance period in respect of the Known Defaults, the Agent and the Lenders would, upon the expiration of the applicable grace periods set forth in the Credit Agreement (following applicable notice, if any), be entitled to exercise at any time all of their rights and remedies and to commence enforcement and collection actions under the Credit Agreement, the other Credit Documents and applicable law (such rights, remedies and actions, collectively, “Enforcement Actions”), including without limitation, to declare to be immediately due and payable all of the Credit, all accrued interest thereon and all fees and other obligations owing to the Agent and the Lenders under the Credit Agreement and the other Credit Documents (collectively, the “Obligations”);
     WHEREAS, in connection with the foregoing, the Borrower and the other Credit Parties have requested that the Agent and the Lenders (a) agree to implement a forbearance period in respect of the Known Defaults for a limited period during which, among other things, the Credit Parties would be afforded an opportunity to formulate and propose a comprehensive restructuring with respect to their respective indebtedness, including the Obligations outstanding under the Credit Agreement, (b) continue (i) extending Advances, (ii) issuing, extending and/or renewing Letters of Credit and (iii) continuing and/or converting Eurodollar Rate Advances under the Credit Agreement and (c) consent to certain agreements between the Borrower and the holders of the Senior Notes and the holders of the Subordinated Notes that would otherwise be prohibited by the Credit Agreement; and
     WHEREAS, the Agent and the Lenders have (a) agreed to (i) the requested forbearance and (ii) continue the extension of Advances, the issuance, extension or renewal, as applicable, of Letters of Credit and the continuation and/or conversion of Eurodollar Rate Advances and (b) are willing to so consent, but only upon the terms and subject to the conditions expressly set forth in this Agreement, and without any advance understanding or agreement by the Lenders to consent to, or grant a waiver to permit, the implementation of any restructuring proposal or the consummation of any transaction for which such consent or waiver would be required under the Credit Agreement or the other Credit Documents (including without limitation, this Agreement);
     NOW THEREFORE, in consideration of the premises and for other good and valuable consideration the receipt of which is hereby acknowledged, the parties hereto hereby agree as follows:
     SECTION 1. DEFINITIONS
     As used in this Agreement, the following terms shall have the following meanings:
     “Effective Date” shall have the meaning set forth in Section 7 hereof.
     “Forbearance Period” shall mean the period from and including the Effective Date to, but not including, the Forbearance Period Termination Date.
     “Forbearance Period Termination Date” shall have the meaning set forth in Section 3 hereof.
     “Senior Notes Forbearance Agreement” shall have the meaning set forth in Section 5 hereof.
     “Subordinated Notes Forbearance Agreement” shall have the meaning set forth in Section 5 hereof.
     SECTION 2. ACKNOWLEDGMENTS
     Each Credit Party acknowledges and agrees that (a) as of the close of business on April 4, 2007, the Obligations include, without limitation, $281,551,794.00 on account of the outstanding unpaid amount of principal of, and $4,356,034.29 on account of the accrued and unpaid interest on and fees in respect of, the Credit, and (b) such Credit Party is truly and justly indebted to the Lenders for the Obligations, without defense, counterclaim or offset of any kind, and such Credit Party ratifies and reaffirms the validity, enforceability and binding nature of such Obligations.

     SECTION 3. FORBEARANCE; ADVANCES; CONSENT
     3.1 Forbearance Period. The Agent and the Lenders party hereto agree to forbear from taking any Enforcement Action as a result of the occurrence and continuance of the Known Defaults during the period from and including the Effective Date until the earliest to occur of the following (the earliest such date, the “Forbearance Period Termination Date”): (i) July 13, 2007, or (ii) the date on which any of the following shall occur: (A) the occurrence of a Default or an Event of Default that is not a Known Default, (B) the date on which the Borrower shall make any payment of principal of, premium, if any, or interest on the Subordinated Notes, (C)(I) the commencement of any enforcement action by any holder(s) of the Senior Notes or Subordinated Notes or (II) the issuance of any enforcement notice by the trustee under the Senior Notes Indenture or the Subordinated Notes Indenture, including in each case, the acceleration of the Senior Notes or the Subordinated Notes, (D) to the extent applicable, a breach by any of the parties thereto of the Senior Notes Forbearance Agreement or the Subordinated Notes Forbearance Agreement (which has not been cured or waived by the requisite parties in accordance with the terms of such agreement) or (E) any Credit Party shall take any action to challenge (including without limitation, to assert in writing any challenge to) the validity or enforceability of the Credit Agreement, this Agreement or any provision hereof.
     3.2 Advances. During the Forbearance Period, the Agent and the Lenders hereby agree to (i) continue to make Advances (including continuing and/or converting Eurodollar Rate Advances) to the Borrower and (ii) issue, extend or renew, as applicable, Letters of Credit on behalf of the Borrower, in each case upon satisfaction of the terms and conditions set forth in Sections 2.19(g), 4.02(a) and 4.02(b) the Credit Agreement, as applicable (without regard to the occurrence and continuance of the Known Defaults).
     3.3 Consent. The Agent and the Lenders party hereto consent to the Borrower’s or other Credit Party’s entry into, and performance under, the Senior Notes Forbearance Agreement and the Subordinated Notes Forbearance Agreement notwithstanding any provisions of the Credit Agreement to the contrary; provided, that the terms of any such Senior Notes Forbearance Agreement and/or Subordinated Notes Forbearance Agreement, as applicable, shall be no less favorable to the Borrower and the other Credit Parties than those set forth in the letter from the Agent to the Borrower dated as of even date herewith (the “Side Letter”).
     3.4 No Waiver; Limitation on Forbearance. Each Credit Party acknowledges and agrees that, notwithstanding the agreement of the Agent and the Lenders to forbear from taking Enforcement Actions during the Forbearance Period in respect of the Known Defaults, (a) such forbearance shall not constitute a waiver of the occurrence or the continuance of any Default or Event of Default which is not a Known Default, and each Known Default (and any other Default or Event of Default) which occurs or has occurred shall continue to exist unless and until cured or waived by the Majority Lenders or the Lenders, as applicable under the Credit Agreement and (b) nothing contained in this Agreement shall be construed to limit or affect the right of the Agent and the Lenders to bring or maintain during the Forbearance Period any action to enforce or interpret any term or provision of this Agreement, or to file or record instruments of public record (or take other action) to perfect or further protect the liens and security interests granted by the Credit Parties to the Agent or the Lenders; it being understood that nothing in this Agreement is intended to or shall prevent the Agent and Lenders from issuing a notice in accordance with

Article XIII of the Subordinated Notes Indenture to prohibit the Borrower from making payments in respect of the Subordinated Notes.
     3.4 Enforcement Actions After Forbearance Period. Each Credit Party acknowledges and agrees that on the Forbearance Period Termination Date the agreement of the Lenders and the Agent to forbear from taking any Enforcement Action in respect of the Known Defaults shall automatically cease and be of no further force or effect, and the Agent and the Lenders shall be entitled to immediately take Enforcement Actions under the Credit Agreement, the other Credit Documents and applicable law, all without further notice or demand, in respect of the Known Defaults or any other Event of Default then existing.
     SECTION 4. AGREEMENTS
     4.1 Agreements by Borrower. From and after the Effective Date through the Forbearance Period Termination Date, and notwithstanding anything to the contrary contained in the Credit Agreement or the other Credit Documents, the Borrower shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of the Majority Lenders:
     (a) Investments. Make any Investment or Restricted Payment of the type described in Sections 7.01(e), 7.01(h), 7.01(l) and 7.01(n) of the Credit Agreement or any Investment of the type described in Section 7.01(g) of the Credit Agreement in excess of $1,500,000 in the aggregate.
     (b) Indebtedness. Create, incur or assume any Debt of the type described in Sections 7.02(b), 7.02(g), 7.02(i), 7.02(j), 7.02(l) and 7.02(n) of the Credit Agreement.
     (c) Liens. Create, incur or assume any Lien of the type described in sub-clause (v) of the definition of “Permitted Liens” or any Lien of the type described in sub-clause (ix) of the definition of “Permitted Liens” in excess of $10,000,000 in the aggregate.
     (d) Asset Sales. Other than the sale, transfer or lease of assets or property to which the Borrower or the relevant Subsidiary is contractually committed as of the Effective Date and the sale or other disposition of the Credit Parties’ Canadian assets or property, make any sale, transfer or lease of the type described in Sections 7.08(o) and Section 7.08(p) of the Credit Agreement. Notwithstanding anything to the contrary contained in the Credit Agreement (i) the Borrower may consummate (A) Permitted Sale/Leasebacks under Section 7.08(n) and (B) the total Fair Market Value of all assets sold or Permitted Sale/Leasebacks pursuant to Section 7.08(n) of the Credit Agreement shall not exceed (individually or in the aggregate) $7,500,000 (and Section 7.08(n) of the Credit Agreement is hereby amended to reflect that the Borrower may sell assets or engage Permitted Sale/Leasebacks in the aggregate amount of up to $7,500,000 under such Section), and (ii) the Borrower may retain (A) up to an aggregate of $5,000,000 of Net Cash Proceeds of any asset sales permitted under Section 7.08(n) as modified hereby and (B) all Net Cash Proceeds of the sale or other disposition of the Credit Parties’ Canadian assets or property (to the extent such disposition is permitted hereby).
     (e) Optional Payment and Modifications of Debt Instruments. Other than the Senior Notes Forbearance Agreement and the Subordinated Notes Forbearance

Agreement, make any payment or modify any debt instrument after the Effective Date otherwise permitted under Section 7.09 of the Credit Agreement.
     4.2 Application of Excess Cash Flow. Notwithstanding anything to the contrary contained in the Credit Agreement or the other Credit Documents (a) from and after the Effective Date, any and all Excess Cash Flow for the fiscal year ended December 31, 2006, shall be applied in accordance with Section 2.13 of the Credit Agreement and (b) Excess Cash Flow for the fiscal year ending December 31, 2006 may be calculated based on the fiscal year-end unaudited financial statements and such calculation shall be due on or before April 16, 2007.
     4.3 Failure to Comply. The Credit Parties agree that any failure to perform timely, and otherwise comply with, any of their respective obligations set forth in this Section 4 shall constitute an Event of Default.
     SECTION 5. ADDITIONAL COVENANTS
     To induce the Agent and the Lenders to enter into this Agreement and forbear from taking Enforcement Actions during the Forbearance Period in respect of the Known Defaults, the Borrower agrees as follows:
     5.1 Delivery of Information. The Borrower shall, in addition to the existing reporting requirements set forth in this Agreement, the Credit Agreement and the other Credit Documents, deliver the following to the Agent (for distribution to the Lenders):
     (a) within three (3) days of receipt thereof by the Borrower, a copy of the financial statements required to be delivered under Section 6.03(b) of the Credit Agreement; provided, that the Borrower shall not be required to deliver the Accountant’s Certificate in connection with the delivery of such financial statements;
     (b) as soon as possible, and in any event no later than June 28, 2007, (i) the Borrower’s financial and operational restructuring proposal, including details regarding the intended business restructuring tasks, sources and uses of capital required to implement such restructuring proposal and the proposed treatment of the Credit Parties’ respective indebtedness, including the Obligations, and (ii) a pro forma projected operating budget for the restructured business of the Credit Parties (including income statements, balance sheets and cash flow statements) detailing, on a monthly basis for the period through December 31, 2007, and on a quarterly basis for the period thereafter through December 31, 2008, the Borrower’s anticipated cash receipts and disbursements during such periods, it being understood that delivery of the reports set forth in this Section 5.1(b) shall constitute satisfaction of the Borrower’s requirement to deliver projections pursuant to Section 6.03(f) of the Credit Agreement;
     (c) no later than forty (40) days after the end of each fiscal month beginning with the month of March 2007 (including the last month of each fiscal quarter), a copy of the Borrower’s unaudited consolidated statements of income for such month and that portion of the fiscal year ending with such month and its unaudited consolidated balance sheet as of the last day of such fiscal month, in each case certified by a responsible officer of the Borrower as being complete and correct in all material respects and fairly presenting in all material respects, subject to appropriate qualifications relating to the Borrower’s restatement of its quarterly results to reflect, among other things, the Borrower’s method of revenue recognition, its results of operations and cash flows and financial condition and including a comparison to the same period (or date, in the case of balance sheets) for the prior fiscal year.
     5.2 Financial Advisor. The Borrower acknowledges and agrees that the Agent, either directly or indirectly through its counsel, on behalf of the Lenders, may retain one financial advisor in connection with the Borrower’s obligations under the Credit Agreement. The Borrower agrees to pay the reasonable fees and out-of-pocket expenses of such financial advisor within thirty (30) days of receipt of written demand (together with backup documentation supporting such reimbursement request, redacted to preserve privileged matters). The Credit Parties and their advisors shall cooperate with such financial advisor and shall as promptly as reasonably possible provide to such financial advisor such information regarding the operations, business affairs and financial condition of any Credit Party as reasonably requested by such financial advisor.
     5.3 Senior Notes Forbearance Agreement. No later than thirty (30) days after the Effective Date, the Borrower shall deliver to the Agent (for distribution to the Lenders) a copy of any such agreement, duly executed and delivered by the Borrower and Persons either owning or having investment control over more than 50% in face principal amount of the Senior Notes, which agreement shall (a) provide for the forbearance by such holders of the exercise of any rights or remedies under the Senior Notes or the Senior Notes Indenture, including without limitation, the acceleration of the Senior Notes, due to any default or event of default arising out of or relating to the Notes Annual Financial Statement Default, the Sub Notes Interest Payment Default or the Notes Quarterly Financial Statement Default, (b) be consistent with the Side Letter and (c) otherwise be in form and substance reasonably satisfactory to the Agent (the “Senior Notes Forbearance Agreement”).
     5.4 Subordinated Notes Forbearance Agreement. No later than thirty (30) days after the Effective Date, the Borrower shall deliver to the Agent (for further distribution to the Lenders) a copy of any such agreement, duly executed and delivered by the Borrower and Persons either owning or having investment control over more than 75% in face principal amount of the Subordinated Notes, which agreement shall (a) provide for the forbearance by such holders of the exercise of any rights or remedies under the Subordinated Notes or the Subordinated Notes Indenture, including without limitation, the acceleration of the Subordinated Notes, due to any default or event of default arising out of or relating to the Notes Annual Financial Statement Default, the Sub Notes Interest Payment Default or the Notes Quarterly Financial Statement Default, (b) be consistent with the Side Letter and (c) otherwise be in form and substance reasonably satisfactory to the Agent (the “Subordinated Notes Forbearance Agreement”).
     5.5 Failure to Comply. Each Credit Party agrees that any failure to perform timely, and otherwise comply with, any of its obligations set forth in this Section 5 shall constitute an Event of Default if such breach or default continues for five (5) days after written notice from the Agent.

     SECTION 6. REPRESENTATIONS AND WARRANTIES
     To induce the Agent and the Lenders to enter into this Agreement and forbear from taking Enforcement Actions during the Forbearance Period, each Credit Party hereby (a) represents and warrants to the Agent and each Lender that (i) such Credit Party has the full right, power and authority to make, deliver and perform this Agreement and such Credit Party has taken all necessary corporate or other action to authorize the execution, delivery and performance of this Agreement and (ii) this Agreement constitutes legal, valid and binding obligations of such Credit Party, enforceable against such Credit Party in accordance with the terms hereof, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law) and (b) confirms that each of the representations and warranties made by such Credit Party in the Credit Documents to which such Credit Party is a party is true and correct in all material respects as of the date hereof (except to the extent that the Known Defaults make any such representation or warranty incorrect or false), except to the extent that any such representation or warranty expressly relates to a specific earlier date, in which case such Credit Party hereby confirms such representation or warranty is true and correct in all material respects as of such earlier date (except to the extent the Known Defaults make any such representation and warranty incorrect or false).
     SECTION 7. CONDITIONS PRECEDENT TO EFFECTIVE DATE
     This Agreement shall become effective on the date (the “Effective Date”) on which each of the following conditions precedent shall have been satisfied or waived, as determined by the Agent and the Majority Lenders:
     (a) Forbearance Agreement. The Agent shall have received this Agreement, duly executed and delivered by each Credit Party, the Majority Lenders and the Agent.
     (b) Fee. The Agent shall have received a payment from the Borrower, for the account of each Lender which executes this Agreement on or before April 12, 2007, a fee which shall be fully earned, due and payable on the Effective Date in an amount equal to .125% of the sum of such Lender’s Term Loan Commitments and Revolving Credit Commitments on the Effective Date.
     (c) Costs, Expenses and Fees. All invoiced out-of-pocket costs and expenses earned, due and payable to advisors to the Agent, shall have been paid by the Borrower as required by Section 9.06 of the Credit Agreement, and all other fees earned, due and payable in connection with the execution and delivery of this Agreement shall have been paid by the Borrower.
     (d) Side Letter. The Agent shall have received the Side Letter, duly executed and delivered by the Agent and the Borrower.

     SECTION 8. MISCELLANEOUS
     8.1 Amendments and Waivers. Neither this Agreement, nor any terms hereof, may be amended, waived, supplemented or otherwise modified except in a writing signed by the Credit Parties, the Agent and the Majority Lenders.
     8.2 Notices. All notices, requests and demands to or upon the respective parties hereto shall be given in accordance with the notice provisions set forth in the Credit Documents.
     8.3 Costs and Expenses. Without limiting the obligations of any Credit Party under the Credit Documents, the Borrower ratifies and reaffirms its reimbursement and indemnification obligations under Section 9.06 of the Credit Agreement, including without limitation, its obligation to pay all out-of-pocket costs and expenses, including without limitation, the fees and disbursements of counsel, incurred by the Agent and each Lender in connection with the negotiation, preparation, execution, delivery, administration and enforcement of this Agreement and the transactions contemplated hereby.
     8.4 Credit Documents Remain in Effect; Successors and Assigns. Except to the extent expressly set forth in this Agreement, all of the provisions of the Credit Agreement and the other Credit Documents are, and shall continue to be, in full force and effect in accordance with their respective terms, and each Credit Party shall remain obligated to comply with all of such Credit Party’s obligations contained in each Credit Document to which such Credit Party is a party. This Agreement shall be deemed to be a Credit Document for all purposes under and in connection with the Credit Agreement and the other Credit Documents and shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors and assigns. This Agreement is not intended to confer any rights or benefits on any Person other than the parties hereto and their respective successors and assigns.
     8.5 Acknowledgement. The Agent and the Lenders party hereto hereby acknowledge and agree that each of the following items, which were reflected by the Borrower in its submission to the Lenders on March 5, 2007 of its forecast of sources and uses of cash for the succeeding 13 calendar weeks, as defined in Section 6.03(j) of the Credit Agreement (the “Forecast”), does not result in a violation of Section 5.21 of the Credit Agreement, thereby causing an Event of Default:
     (a) Cash Disbursements: Operating. Capital expenditures in the amount of $16,295,000 in the week of March 9, 2007 did not occur. The Borrower’s basis for representing these cash disbursements as reflected in the Forecast relates to funds drawn by the Borrower under the Delayed-Draw Term Loan which were to be used to make such capital expenditures, a substantial portion of which expenditures was supported by the Borrower’s issuance of purchase orders to various vendors that were then outstanding. However, no payments had been made and no equipment or other value had been received by the Borrower as of March 12, 2007.
     (b) Cash Receipts: Non-Operating. Receipts in the amount of $14,500,000 were projected in the week of April 27, 2007. The Borrower intended to sell certain assets to which these proceeds relate; however, such sale is by no means certain and the basis for representing these cash receipts as reflected in the Forecast is supported by a discussion between the Borrower’s management and the prospective purchasers. At this point, no obligation exists on the part of either party to consummate a transaction in the timeframe or for the amounts projected or at all.
     8.6 Credit Party Release. Each Credit Party, in consideration of the Agent’s and the Lender’s execution and delivery of this Agreement and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, unconditionally, freely, voluntarily and, after consultation with counsel and becoming fully and adequately informed as to the relevant facts, circumstances and consequences, releases, waives and forever discharges (and further agrees not to allege, claim or pursue) any and all claims, rights, causes of action, counterclaims or defenses of any kind whatsoever, in contract, in tort, in law or in equity, whether known or unknown, direct or derivative, which such Credit Party or any predecessor, successor or assign might other have or may have against any Lender, the Agent or any of such Lender’s or Agent’s present or former subsidiaries, Affiliates, officers, directors, employees, attorneys or other representatives or agents on account of any conduct, condition, act, omission, event, contract, liability, obligation, demand, covenant, promise, indebtedness, claim, right, cause of action, suit, damage, defense, circumstance or matter of any kind whatsoever which existed, arose or occurred at any time prior to the Effective Date, except for any obligations remaining to be respectively performed by the Lenders or the Agent as expressly set forth in this Agreement, the Credit Agreement and the other Credit Documents.
     8.7 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Agent or the Lenders, any right, remedy, power or privilege under this Agreement or any other Credit Document shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege under this Agreement or any other Credit Document preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges of the Agent and the Lenders provided under this Agreement, the Credit Agreement and the other Credit Documents are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
     8.8 Counterparts. This Agreement may be executed by one or more of the parties hereto on any number of separate counterparts (including by telecopy or electronic transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.
     8.9 Further Assurances. Each Credit Party shall from time to time, upon the reasonable request of the Agent, promptly and duly execute and deliver such further instruments and documents and take such further actions as the Agent may reasonably request for the purposes of obtaining or preserving the full benefits of this Agreement and of the rights, remedies, powers and privileges hereunder.
     8.10 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

     8.11 Integration. This Agreement and the other Credit Documents constitute the entire agreement of the Credit Parties, the Agent and the Lenders concerning the subject matter hereof and may not be contradicted by evidence of prior, contemporaneous, or subsequent oral agreements. There are no promises, undertakings, oral agreements, representations or warranties by the Credit Parties, the Agent or the Lenders relative to the subject matter hereof not expressly set forth herein.
     8.12 Governing Law. This Agreement and the rights and obligations of the parties hereto under this Agreement shall be governed by, and construed and interpreted in accordance with, the law of the State of New York.
     8.13 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY) AND FOR ANY COUNTERCLAIM THEREIN.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first written above.

THE BORROWER:	BALLY TOTAL FITNESS HOLDING CORPORATION
	By:	/s/ Ronald Eidell
		Name:	Ronald Eidell
		Title:	Senior Vice President, CFO

SUBSIDIARY GUARANTORS:	BALLY FITNESS FRANCHISING, INC.
BALLY FRANCHISE RSC, INC.
BALLY FRANCHISING HOLDINGS, INC.
BALLY TOTAL FITNESS CORPORATION
BALLY TOTAL FITNESS HOLDING CORPORATION
BALLY TOTAL FITNESS INTERNATIONAL, INC.
BALLY TOTAL FITNESS OF MISSOURI, INC.
BALLY TOTAL FITNESS OF TOLEDO, INC.
BALLY REFS WEST HARTFORD, LLC
BALLY TOTAL FITNESS OF CONNECTICUT COAST, INC.
BALLY TOTAL FITNESS OF CONNECTICUT VALLEY, INC.
GREATER PHILLY NO. 1 HOLDING COMPANY
GREATER PHILLY NO. 2 HOLDING COMPANY
HEALTH & TENNIS CORPORATION OF NEW YORK
HOLIDAY HEALTH CLUBS OF THE EAST COAST, INC.
BALLY TOTAL FITNESS OF UPSTATE NEW YORK, INC.
BALLY TOTAL FITNESS OF COLORADO, INC.
BALLY TOTAL FITNESS OF THE SOUTHEAST, INC.
HOLIDAY/ SOUTHEAST HOLDING CORP.
BALLY TOTAL FITNESS OF CALIFORNIA, INC.
BALLY TOTAL FITNESS OF THE MID-ATLANTIC, INC.
BTF/CFI, INC.
BALLY TOTAL FITNESS OF GREATER NEW YORK, INC.
JACK LA LANNE HOLDING CORP.
BALLY SPORTS CLUBS, INC.
NEW FITNESS HOLDING CO., INC.
NYCON HOLDING CO., INC.
BALLY TOTAL FITNESS OF PHILADELPHIA, INC.
BALLY TOTAL FITNESS OF RHODE ISLAND, INC.
RHODE ISLAND HOLDING COMPANY
BALLY TOTAL FITNESS OF THE MIDWEST, INC.
BALLY TOTAL FITNESS OF MINNESOTA, INC.
TIDELANDS HOLIDAY HEALTH CLUBS, INC.
U.S. HEALTH, INC.
BALLY TOTAL FITNESS FRANCHISING, INC.

	By:	/s/ Ronald Eidell
		Name:	Ronald Eidell
		Title:	Senior Vice President, CFO

THE AGENT:	JPMORGAN CHASE BANK, N.A., as Agent and as a Lender
	By:	/s/ Douglas A. Jenks
		Name:	Douglas A. Jenks
		Title:	Managing Director

LENDERS:	ANCHORAGE CROSSOVER CREDIT FINANCE, LTD., as Lender

	By:	Anchorage Advisors, LLC, its Investment Manager
	By:	/s/ Michael Aglialoro
		Name:	Michael Aglialoro
		Title:	Executive Vice President

BOLDWATER CBNA LOAN FUNDING, LLC, for itself or as agent for Boldwater CFPI Loan Funding LLC, as Lender
By:	/s/ Richard Newcomb
	Name:	Richard Newcomb
	Title:	Attorney-in-fact

CANPARTNERS INVESTMENTS IV, LLC, as Lender
By:	/s/ Mitchell R. Julis
	Name:	Mitchell R. Julis
	Title:	Authorized Signatory

By: Canpartners Investments IV, LLC, a California limited liability company

CASTLERIGG MASTER INVESTMENTS LTD., as Lender
By:	/s/ Timothy O’Brien
	Name:	Timothy O’Brien
	Title:	Chief Financial Officer of Sandell Asset Management Corp., as Investment Manager to Castlerigg Master Investments Ltd.

CITIGROUP FINANCIAL PRODUCTS, INC., as Lender
By:	/s/ Gregory W. Frenzel
	Name:	Gregory W. Frenzel
	Title:	Managing Director

CREDIT GENESIS CLO 2005-1 LTD., as Lender
By:	/s/ Jeffrey Rosenkranz
	Name:	Jeffrey Rosenkranz
	Title:	Principal

FIELD POINT I, LTD., as Lender
By:	/s/ Richard Petrilli
	Name:	Richard Petrilli
	Title:	Authorized Signatory

FIELD POINT IV, LTD., as Lender
By:	/s/ Richard Petrilli
	Name:	Richard Petrilli
	Title:	Authorized Signatory

FITNESS INVESTORS TRUST, as Lender

By:	Wilmington Trust Company, not in its individual capacity, but solely as owner trustee under the Trust Agreement dated October 23, 2006
By:	/s/ Joseph B. Feil
	Name:	Joseph B. Feil
	Title:	Assistant Vice President

THE FOOTHILL GROUP, INC., as Lender
By:	/s/ Jack Salehian
	Name:	Jack Salehian
	Title:	V.P.

GOLDMAN SACHS CREDIT PARTNERS, as Lender
By:	/s/ Mark DeNatale
	Name:	Mark DeNatale
	Title:	Managing Director

GRAND CENTRAL ASSET TRUST, SAN SERIES, as Lender
By:	/s/ Erich VanRavenswaay
	Name:	Erich VanRavenswaay
	Title:	Assistant Vice President

HARBOUR TOWN FUNDING LLC, as Lender
By:	/s/ M. Cristina Higgins
	Name:	M. Cristina Higgins
	Title:	Assistant Vice President

MORGAN STANLEY SENIOR FUNDING, INC., as Lender
By:	/s/ Gavin Baiera
	Name:	Gavin Baiera
	Title:	Authorized Signatory

Q FUNDING III, L.P., as Lender
By:	Prufrock Onshore, L.P., its general partner

By:	J Alfred Onshore, LLC, its general partner

By:	/s/ Noel Nesser
	Name:	Noel Nesser
	Title:	CFO

RED FOX FUNDING LLC, as Lender
By:	/s/ M. Cristina Higgins
	Name:	M. Cristina Higgins
	Title:	Assistant Vice President

Santaky Advisors, LLC as Collateral Manager for AVERY POINT CLO, LTD., as Lender
By:	/s/ Alan K. Halfenger
	Name:	Alan K. Halfenger
	Title:	Chief Compliance Officer and Assistant Secretary

Santaky Advisors, Inc., as Collateral Manager for BRANDT POINT CBO 1999-1 LTD., as Lender
By:	/s/ Alan K. Halfenger
	Name:	Alan K. Halfenger
	Title:	Chief Compliance Officer and Assistant Secretary

Santaky Advisors, LLC as Collateral Manager for CASTLE HILL I- INGOTS, LTD., as Lender
By:	/s/ Alan K. Halfenger
	Name:	Alan K. Halfenger
	Title:	Chief Compliance Officer and Assistant Secretary

Santaky Advisors, LLC as Collateral Manager for CASTLE HILL II — INGOTS, LTD., as Lender
By:	/s/ Alan K. Halfenger
	Name:	Alan K. Halfenger
	Title:	Chief Compliance Officer and Assistant Secretary

Santaky Advisors, LLC as Collateral Manager for LOAN FUNDING XI LLC, as Lender
By:	/s/ Alan K. Halfenger
	Name:	Alan K. Halfenger
	Title:	Chief Compliance Officer and Assistant Secretary

Santaky Advisors, LLC as Collateral Manager for PROSPECT FUNDING I, LLC, as Lender
By:	/s/ Alan K. Halfenger
	Name:	Alan K. Halfenger
	Title:	Chief Compliance Officer and Assistant Secretary

PROSPECT HARBOR CREDIT PARTNERS, LP, as Lender
By:	/s/ Alan K. Halfenger
	Name:	Alan K. Halfenger
	Title:	Chief Compliance Officer and Assistant Secretary

Santaky Advisors, LLC as Collateral Manager for RACE POINT CLO, LIMITED, as Lender
By:	/s/ Alan K. Halfenger
	Name:	Alan K. Halfenger
	Title:	Chief Compliance Officer and Assistant Secretary

Santaky Advisors, LLC as Collateral Manager for RACE POINT II CLO, LIMITED, as Lender
By:	/s/ Alan K. Halfenger
	Name:	Alan K. Halfenger
	Title:	Chief Compliance Officer and Assistant Secretary

Santaky Advisors, LLC as Collateral Manager for RACE POINT III CLO, LIMITED, as Lender
By:	/s/ Alan K. Halfenger
	Name:	Alan K. Halfenger
	Title:	Chief Compliance Officer and Assistant Secretary

SANTAKY HIGH YIELD PARTNERS II, L.P., as Lender
By:	/s/ Alan K. Halfenger
	Name:	Alan K. Halfenger
	Title:	Chief Compliance Officer and Assistant Secretary

SANTAKY HIGH YIELD PARTNERS III, L.P., as Lender
By:	/s/ Alan K. Halfenger
	Name:	Alan K. Halfenger
	Title:	Chief Compliance Officer and Assistant Secretary

TRS LEDA LLC, as Lender
By:	Deutsche Bank AG New York Branch, its Sole Member

By:	DB Services New Jersey, Inc.

By:	/s/ Alice L. Wagner
	Name:	Alice L. Wagner
	Title:	Vice President

By:	/s/ Angeline Quintane
	Name:	Angeline Quintane
	Title:	AVP

WELLS FARGO FOOTHILL, LLC, as Lender
By:	/s/ Juan Barrera
	Name:	Juan Barrera
	Title:	Vice President